THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT") OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

                                                                  March 31, 1992


                 CLASS A WARRANT TO PURCHASE SHARES OF COMMON
                     STOCK OF GYNEX PHARMACEUTICALS, INC.


      This certifies that David Blech (the "Holder"), for value received is entitled, subject to the adjustment and to the other terms set forth below, to purchase from GYNEX PHARMACEUTICALS, INC., a Nevada corporation (the "Company"), an aggregate of 1,333,334, fully paid and non-assessable shares of the Company's $.03 par value Common Stock ("Stock") at an exercise price of $3.00 per share (the "Share Purchase Price"). This Class A Warrant may be exercised at any time or from time to time after the date hereof and until but not later than 5:00 p.m. (Eastern Standard Time) on the Expiration Date (as defined below), upon surrender to the Company at its principal office at 1175 Corporate Woods Parkway, Suite 200, Vernon Hills, IL 60061, Attention: Chief Financial Officer (or at such other location as the Company may advise Holder in writing) of this Class A Warrant properly endorsed with the Form of Subscription Agreement attached hereto duly filled in and signed and upon payment in cash or cashier's check of the aggregate Share Purchase Price for the number of shares of Stock for which this Class A Warrant is being exercised determined in accordance with the provisions hereof. The Share Purchase Price and, in some cases, the number of shares purchasable hereunder, are subject to adjustment as provided in
Section 3 of this Class A Warrant. This Class A Warrant and all rights hereunder, to the extent not exercised in the manner set forth herein shall terminate and become null and void on the Expiration Date. "Expiration Date" means the sixth anniversary of the date hereof. This Class A Warrant is issued pursuant to the Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") dated as of March 31, 1992 (the "Agreement Date") among the Company, David Blech and the Investors listed on Schedule A annexed thereto.

      This Class A Warrant is subject to the following terms and conditions:

            1. Exercise; Issuance of Certificates; Payment. This Class A Warrant is exercisable at the option of Holder at any time or from time to time but not later than 5:00 p.m. (Eastern Standard Time) on the Expiration Date for all or a portion of the shares of Stock which may be purchased hereunder. The Company agrees that the shares of Stock purchased under this Class A Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which this Class A Warrant shall have been surrendered and payment made for such shares. Subject to the provisions of
Section 2, certificates for the shares of Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by the Company's transfer agent at the Company's expense within a reasonable time after the rights represented by this Class A Warrant have been exercised. Each stock certificate so delivered shall be in such denominations of Stock as may be requested by Holder and shall be registered in the name of Holder or such other name as shall be designated by Holder, subject to the limitations contained in Section 2. If, upon exercise of this Class A Warrant, fewer than all of the shares of Stock evidenced by this Class A Warrant are purchased prior to the Expiration Date of this Class A Warrant, one or more new warrants substantially in the form of, and on the terms in, this Class A Warrant will be issued for the remaining number of Shares not purchased upon exercise of this Class A Warrant.

            2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Stock which may be issued upon the exercise of the rights represented by this Class A Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Class A Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Class A Warrant, a sufficient number of shares of authorized but unissued Stock, when and as required to provide for the exercise of the rights represented by this Class A Warrant. The Company will take all such reasonable action as may be necessary to assure that such shares of Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange or automated quotation system upon which the Stock may be listed and will take such actions necessary to list such shares of Stock on any such securities exchange or automated quotation system.

            3. Adjustment of Share Purchase Price and Number of Shares. The Share Purchase Price and, in some cases, the number of shares purchasable upon the exercise of this Class A Warrant, shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

                  3.1 Subdivision or Combination of Stock and Stock Dividend. In case the Company shall at any time subdivide its outstanding shares of Stock into a greater number of shares or declare a dividend upon its Stock payable solely in shares of Stock, the Share Purchase Price in effect immediately prior to such subdivision or declaration shall be proportionately reduced, and the number of shares issuable upon exercise of the Class A Warrant shall be proportionately increased. Conversely, in case the outstanding shares of Stock of the Company shall be combined into a smaller number of shares, the Share Purchase Price in effect immediately prior to such combination shall be proportionately increased, and the number of shares issuable upon exercise of the Class A Warrant shall be proportionately reduced.

                  3.2 Dilutive Issuances. In the event that the Company shall sell or issue at any time after the Agreement Date and prior to the Expiration Date, shares of Stock (other than Excluded Stock, as defined in Section 3.2.5) at a consideration per share less than the issuance Price (as defined below), and/or the Company shall issue or sell shares of Stock for a consideration per share less than 70% of the Market Price (as defined below) on the date of such sale or issuance, then, upon such sale or issuance, the Share Purchase Price shall be adjusted to a new Share Purchase Price (calculated to the nearest cent) determined by dividing

                        (a) an amount equal to (i) the total number of shares of Stock Outstanding (as defined below and subject to adjustment in the manner set forth in Section 3.1) on the date of issuance of this Class A Warrant multiplied by the Share Purchase Price in effect on the Agreement Date (subject, however, to adjustment in the manner set forth in Section 3.1), plus (ii) the aggregate of the amount of all consideration, if any, received by the Company for the issuance or sale of Stock since the Agreement Date, by

                        (b) the total number of shares of Stock Outstanding immediately after such issuance or sale.

In no event shall any such adjustment be made if it would increase the Share Purchase Price in effect immediately prior to such adjustment, except as provided in Sections 3.2.3 and 3.2.4. Upon each adjustment of the Share Purchase Price pursuant to this

Section 3.3, the holder of this Class A Warrant shall thereafter be entitled to purchase, at the Share Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Share Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Share Purchase Price resulting from such adjustment; provided, however, that following such increase in the aggregate number of shares issuable (the "Aggregate Shares Issuable") upon the exercise of the Class A Warrants, the ratio of the Aggregate Shares Issuable to the total number of outstanding shares of Common Stock after such exercise shall not be greater than the ratio, prior to any such adjustment, of the Aggregate Shares Issuable to the total number of outstanding shares of Common Stock after the exercise of the Class A Warrants.

                   3.2.1 Definitions. For purposes of this Section 3.2, the following definitions shall apply:

                              (a) "Issuance Price" shall mean $2.25.

                              (b) "Convertible Securities" shall mean any
     indebtedness or shares of stock convertible into or exchangeable for Stock.

                              (c) "Market Price" shall mean the Stock Price (as
     defined below) obtained by taking the average over a period of thirty consecutive trading days ending on the second trading day prior to the date of determination. As used in this paragraph, the term Stock Price shall mean (A) the mean, on each such trading day, between the high and low sale price of a share of Stock or if no such sale takes place on any such trading day, the mean of the closing bid and lowest closing asked prices therefor on any such trading day, in each case as officially reported on all national securities exchanges on which the Stock is then listed or admitted to trading, or (B) if the Stock is not then listed or admitted to trading on any national securities exchange, the closing price of the Stock on such date, or (C) if no closing price is available on any such trading day, the mean between the highest and lowest closing bid prices thereof on any such trading date, in the over-the-counter market as reported by NASDAQ, (D) if the Stock is not then quoted in such system, the mean between the highest and lowest bid prices reported by the market makers and dealers for the Stock listed as such by the National Quotation Bureau, Incorporated or any similar successor organi-
      zation, or (E) the higher of the last bona fide sale made by the Company and the fair market value of the Stock as determined by the Board of Directors in its good faith judgment.

                              (d) "Options" shall mean any rights, warrants or
     options to subscribe for or purchase Stock or Convertible Securities other than rights, warrants or options to purchase Excluded Securrities (as defined in Section 3.2.5).

                              (e) "Stock Outstanding" shall mean the aggregate
     of all Stock outstanding and all Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

                   3.2.2 For the purposes or this Section 3.2, the following provisions shall also be applicable:

                   3.2.2.1 Cash Consideration. In case of the issuance or sale of additional Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if such shares are offered by the Company for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                   3.2.2.2 Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Stock, Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 3, of the consideration other than cash received by the Company for such securities.

                   3.2.2.3 Options and Convertible Securities. In case the Company shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 3.2 and to have been issued for the sum of the amount (if any) paid for such options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 3.2.3, no further adjustment of the Share Purchase Price shall be made upon the actual issuance of any such Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

                   3.2.3 Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in subsection 3.2.2.3, or the rate at which any Convertible Securities referred to in subsection 3.2.2.3 are convertible into or exchangeable for shares of Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then, for purposes of any adjustment required by
Section 3.2, the Share Purchase Price in effect at the time of such event shall forthwith be readjusted to the Share Purchase Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, provided that if such readjustment is an increase in the Share Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1 and 3.2) by which the Share Purchase Price was decreased pursuant to Section 3.2 upon the issuance of the Option or Convertible Security. In the event that the purchase price provided for in any such Option referred to in subsection 3.2.2.3, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 3.2.2.3, or the rate at which any Convertible Securities referred to in subsection 3.2.2.3 are convertible into or exchangeable for shares of Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security; the Share Purchase Price then in effect hereunder shall, upon issuance of such shares of Stock, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the Stock, provided that if such readjustment is an increase in the Share Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1 and 3.2) by which the Share Purchase Price was decreased pursuant to Section 3.2 upon the issuance of the Option or Convertible Security.

                   3.2.4 Termination Of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Stock under any Option granted after the Agreement Date or of any right to convert or exchange Convertible Securities issued after the Agreement Date, the Share Purchase Price shall, upon such termination, be readjusted to the Share Purchase Price that would have been in effect at the time of such expiration or termination had such option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Stock issuable thereunder shall no longer be deemed to be Stock Outstanding, provided that if such readjustment is an increase in the Share Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1 and 3.2) by which the Share Purchase Price was decreased pursuant to Section 3.2 upon the issuance of the Option or Convertible Security. The termination or expiration of any right to purchase Stock under any Option granted prior to the Agreement Date or of any right to convert or exchange Convertible Securities issued prior to the Agreement Date shall not trigger any adjustment to the Share Purchase Price, but the shares of Stock issuable under such Options or Convertible Securities shall no longer be counted in determining the number of shares of Stock Outstanding on the Agreement Date for purposes of subsequent calculations under this Section 3.2.

                   3.2.5 Excluded Stock. Notwithstanding anything herein to the contrary, the Share Purchase Price shall not be adjusted pursuant to this
Section 3.2 by virtue of the issuance and/or sale of Excluded Stock, which shall mean the following: (a) Stock, Options or Convertible Securities representing up to 4,584,822 shares of Stock in the aggregate to be issued and/or sold to employees, advisors, directors, or officers of, or consultants to, the Company or any of its subsidiaries, or to various investors and individuals affiliated with the underwriter of the Company's initial public offering pursuant to a stock grant, stock option plan, stock purchase plan, pension or profit sharing plan or other stock agreement or arrangement disclosed in the Purchase Agreement or approved by the Company's Board of Directors; (b) the issuance of shares of Stock, Options and/or Convertible Securities pursuant to Options and Convertible Securities outstanding as of the Agreement Date; (c) the issuance of shares of Stock and/or Options pursuant to the Purchase Agreement, including without limitation the Class B Warrants issued pursuant to the Purchase Agreement or the shares of Stock issu-able upon the exercise thereof; and (d) the issuance of shares of Stock, Options or Convertible Securities as a stock dividend or upon any subdivision or combination of shares of Stock or Convertible Securities. For all purposes of this Section 3.2, all shares of Excluded Stock shall be deemed to have been issued for an amount of consideration per share equal to the initial Share Purchase Price (subject to adjustment in the manner set forth in Section 3.1).

                   3.3 Notice of Adjustment. Promptly after adjustment of the Share Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Class A Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Class A Warrant at the address of such holder as shown on the books of the Company. The notice shall be signed by the Company's chief financial officer and shall state (i) the effective date of the adjustment and the Share Purchase Price resulting from such adjustment and (ii) the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Class A Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                   3.4   Other Notices.  If at any time:

                              (a) the Company shall declare any cash dividend
     upon its Stock;

                              (b) the Company shall declare any dividend upon
     its Stock payable in stock (other than a dividend payable solely in shares of Stock) or make any special dividend or other distribution to the holders of its Stock;

                              (c) there shall be any consolidation or merger of
     the Company with another corporation, or a sale of all or substantially all of the Company's assets to another corporation; or

                              (d) there shall be a voluntary or involuntary
     dissolution, liquidation or winding-up of the Company then, in any one or more of said cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to the registered holder of this Class A Warrant at the address of such holder as shown on the books of the Company,
     (i) at least 30 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding-up; (ii) at least 30 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger or sale, and (iii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 30 days' written notice of the date when the same shall take place. Any notice given in accordance with clause (i) above shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of Stock shall be entitled thereto. Any notice given in accordance with clause (iii) above shall also specify the date on which the holders of Stock shall be entitled to exchange their Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. If the Holder of the Class A Warrant does not exercise this Class A Warrant prior to the occurrence of an event described above, except as provided in Sections 3.1 and 3.5, the Holder shall not be entitled to receive the benefits accruing to existing holders of the Stock in such event.

                    3.5 Changes in Stock. In case at any time following the Commencement Date, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Stock) in which the previously outstanding Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that each Holder, upon the exercise hereof at any time on or after the Consummation Date, shall be entitled to receive; and this Class A Warrant shall thereafter represent the right to receive, in lieu of the Stock issuable upon such exercise prior to the Consummation Date, the highest amount of securities or other property to which such Holder would actually have been entitled as a stockholder upon the consummation of the Transaction if such Holder had exercised such Class A Warrant immediately prior thereto. The provisions of this Section 3.5 shall similarly apply to successive Transaction.

            4. Issue Tax. The issuance of certificates for shares of Stock upon the exercise of the Class A Warrant shall be made without charge to the Holder of the Class A Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Class A Warrant being exercised.

            5. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Class A Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. Except for the adjustments to the Share Purchase Price pursuant to
Section 3.1 in the event of a dividend on the Stock payable in shares of Stock, no dividends or interest shall be payable or accrued in respect of this Class A Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Class A Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Share Purchase Price or as a stockholder of the Company whether such liability is asserted by the Company or by its creditors.

            6. Restrictions on Transferability of Securities; Compliance With Securities Act.

                    6.1 Restrictions on Transferability. The Class A Warrant, and the Stock issuable upon exercise thereof (collectively, the "Securities"), shall not be transferable except upon the conditions specified in the Purchase Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act and the state securities and Blue Sky laws.

                    6.2 Restrictive Legend. Each certificate representing the Securities or any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of the Purchase Agreement) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

            7. Modification and Waiver. This Class A Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

            8. Notices. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified or registered mail, postage prepaid, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Class A Warrant.

            9. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Class A Warrant are inserted for convenience only and do not constitute a part of this Class A Warrant. This Class A Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

            10. Lost Class A Warrants or Stock Certificates. The Company represents and warrants to Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Class A Warrant or stock certificate, and, in the case of any such loss, theft or destruction, upon receipt of an indemnity and, if requested, bond reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Class A Warrant or stock certificate, the Company at its expense will make and deliver a new Class A Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Class A Warrant or stock certificate.

            11. Fractional Shares. No fractional shares shall be issued upon exercise of this Class A Warrant. The Company shall, in lieu of issuing any fractional share pay the holder entitled to such fraction a sum in cash equal to the fair market value of any such fractional interest as it shall appear on the public market, or if there is no public market for such shares, then as shall be reasonably determined by the Company.

            IN WITNESS WHEREOF, the Company has caused this Class A Warrant to be executed by its officer, thereunto duly authorized as of this _____ day of ________, 199_.


                                                GYNEX PHARMACEUTICALS, INC.

                                       By:___________________________
                                          Stephen M. Simes
                                          President


                                       12